Exhibit 99.1

PRESS RELEASE

For Immediate Release:  January 6, 2005

Contact:

Ronnie Lyon, VP/General Counsel
Phone:	903-813-0377
Email:	rlyon1@airmail.net

Cap Rock Energy Announces Changes to Shareholders’ Trust

MIDLAND, TX – Cap Rock Energy Corporation (AmEx: RKE) announced changes to the Cap Rock Energy Shareholders’ Trust, which was established in October 2002, on behalf of former members of the Company’s predecessor, whose addresses were unknown, and who would have received shares of stock in Cap Rock in connection with the conversion to a shareholder owned corporation. The Trust currently holds 325,223 shares of the Company’s common stock or approximately 20% of the outstanding shares.

A new voting agreement has been established between the Company and the Trust which requires the Trust to vote the shares in accordance with the recommendations of the Board of Directors, and appoints one of the Trustees of the Shareholders’ Trust to be the holder of the proxy granted pursuant to the voting agreement.  As consideration for this right granted to the Company, Cap Rock agreed to pay to each beneficial owner in the trust ten percent of the value of the shares as of the close of business on December 30, 2004.  These payments would be made when the shares are transferred to the beneficial owners.  These payments, if all of the shares were ultimately issued to the beneficial owners, would amount to approximately $809,805. In addition, the Company was granted a right of first refusal should the Trust, or any subsequent holder of the shares, attempt to transfer the shares to any person other than the beneficial owners of the shares. The agreement limits the number of shares that can be sold on the open market at any one time and to no one party that would own more than 1% of the Company’s outstanding shares. Through these agreements, Company officials have taken a proactive stance in protecting the Company’s shareholders and market value of its stock from unintended effects if the shares in the Trust were transferred or sold on the open market in large blocks.  These agreements should provide added stability for all of the Company’s outstanding shares of stock as the process for locating the beneficial owners and the ultimate disposition of the shares currently held in trust goes forward.

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.

Any statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Because forward-looking statements involve risks and uncertainties, actual results may differ materially from current results expected by the Company.  The Company is providing this information as of January 5, 2005, and expressly disclaims any duty to update any forward-looking statements in this release, whether as a result of new information or future events.